UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

EMC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The following questions and answers were made available on the EMC Corporation employee intranet.

Does the market price of EMC common stock and VMware common stock impact the amount of cash and tracking stock that EMC shareholders will receive upon close of the deal?

a.	EMC common stock and restricted stock units. The merger consideration for each EMC share will be $24.05 in cash and shares of a newly issued Class V common stock security (the tracking stock) of Denali, the parent company of Dell. Based on the number of EMC shares estimated to be outstanding at the close of the transaction, EMC shareholders are expected to receive approximately 0.111 shares of the tracking stock for each EMC share. The amount of cash per share of EMC common stock and number of shares of tracking stock to be received by EMC shareholders as consideration upon the close of the transaction were fixed at the time of signing the definitive agreement with Denali and are not subject to change as a result of changes in the market price of EMC common stock or VMware common stock. Similarly, the consideration payable to holders of restricted stock units upon the close of the transaction will be unaffected by changes in the market price of EMC common stock or VMware common stock.

b.	EMC stock options. The closing price of EMC common stock on the last trading day before the merger is completed will be used to determine the number of net EMC shares to be issued upon exercise of your EMC stock option. Once those shares are issued, however, the consideration payable in respect of such shares upon the close of the transaction will be unaffected by changes in the market price of EMC common stock or VMware common stock.

Note that we expect investors to look to the VMware Class A common stock as a relevant benchmark for the tracking stock. However, the market prices of the two stocks may not be directly correlated and the expected value of the tracking stock consideration may fluctuate based on a number of factors, including changes in the value of VMware common stock.

If I have purchased stock after the announcement of the EMC-Dell agreement on October 12, 2015, will I get the cash and tracking stock announced at the time of the deal close? Or, did I need to have those shares in hand prior to October 12?

Any EMC Corporation stock purchases you make between now and close will receive the cash and tracking stock as announced in the merger consideration. There is no difference in treatment between shares you purchased before or after October 12.

Will there be an option to defer payment of the cash and tracking stock that I receive for my accelerated EMC Restricted Stock Units or EMC Stock Options?

No.

May I buy or sell EMC shares now?

Yes, you are free to buy or sell EMC shares as you wish. However, all of the current rules and regulations still apply, including the trading window and being on a restricted list, as well as rules pertaining to insider information, etc.

How do I know if I should sell my stock before the deal closes?

The Company makes no recommendation regarding the purchase or sale of shares. Please consult your financial advisor.

Will VMware restricted shares or options accelerate as part of the EMC-Dell merger?

No, VMware is not a party to the merger agreement. VMware is currently a publicly traded company and will continue to be following the close of the EMC-Dell merger. Your VMware RSUs remain under the same VMware plan as when you received them, and follow their original vesting schedule.

Will my salary be adjusted upwards to reflect the gains I would have had through the EMC Employee Stock Purchase Program (ESPP)?

No.

How will the merger affect the EMC 401(k) Savings Plan?

As part of our integration efforts, we will provide more details about the effect of the merger on the EMC 401(k) Savings Plan in the future.

If my job is eliminated as part of EMC’s business transformation efforts prior to the deal close, am I entitled to receive acceleration and merger consideration for any EMC restricted stock units or stock options that I am holding?

Yes, except with respect to certain grants that were made after October 12, 2015, generally you will be eligible for vesting of unvested EMC equity subject to your (i) executing, on a timely basis, a Separation Agreement and Release in the form approved by EMC, and (ii) your compliance with the terms and conditions of the Separation Agreement and Release.

Could you clarify how vested but unexercised EMC stock options (different from restricted stock units) will be handled? Do the options need to be exercised first? Will options be lost if not exercised at close?

Any unexercised options immediately prior to the deal closing will be canceled and converted into the right to receive the consideration payable to all EMC shareholders in the merger (cash and shares of tracking stock) with respect to the number of shares of EMC common stock issuable upon the exercise of such stock options upon a net exercise basis (full payment of the aggregate exercise price and applicable tax withholding will be satisfied by withholding a portion of the shares issuable, based on the closing market price of EMC’s common stock on the last trading day prior to the deal closing).

When can employees exercise stock options?

Employees are able to exercise their vested stock options any time prior to the deal closing. All of the current rules and regulations apply, including the trading window and being on a restricted list, as well as rules pertaining to insider information, etc.

What happens to EMC stock options that are ‘underwater’ (i.e., the exercise price is greater than the market price) at time of close?

If the exercise price of any outstanding options immediately prior to the deal closing equals or exceeds EMC’s closing stock price on the last trading day prior to the deal close, such options will terminate as of the deal close and will not receive consideration in the merger.

Will we be having the EMC Annual Compensation Review (ACR) and Annual Equity Program (AEP) in 2016?

Yes, it is currently our plan to offer these programs in 2016. We will share specifics about how they will work next year.

There is much discussion over Dell keeping EMC’s Hopkinton location, yet no mention of the other sites in the area, such as Southborough, Franklin, etc. Do we have any insight at this time?

Regarding EMC locations, there are no current plans to close sites as a result of the merger and this will be a subject of the integration planning going forward.

However, facilities review is currently an active part of the EMC Business Transformation that we announced at the end of Q2 and prior to the merger. As part of that effort we will be looking at our facilities usage and may close or consolidate as needed. We already started this process over the summer with the announced closure of 80 South Street in Hopkinton, and have been relocating employees to other buildings in the immediate area.

EMC employees may find more details about Business Transformation on Inside EMC.

Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xiii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. will file with the SEC a Registration Statement on Form S-4 that will include a preliminary proxy statement/prospectus regarding the proposed transaction and each of Denali Holding Inc. and EMC Corporation plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER

DOCUMENTS RELATING TO THE TRANSACTION FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the proxy statement/prospectus (when available) and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings” or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, will be set forth in the proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 2, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can also obtain free copies of these documents from EMC using the contact information above.